Item 6.                        TIFFANY & CO. AND SUBSIDIARIES
EXHIBIT 11             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                (Unaudited)
                            (in thousands, except per share data)

                                            Three Months Ended
                                      April 30,      April 30,
                                           1995           1994
PRIMARY EARNINGS PER SHARE:
Net income on which primary
   earnings per share are based         $ 2,160        $ 1,876
                                        =======        =======

Weighted average number of
 common shares                           15,729         15,663

  Add:
    Weighted average effect of the
    exercise of stock options               133            140
                                        -------        -------

Weighted average number of shares on
 which primary earnings are based        15,862         15,803
                                        =======        =======
Primary net income per common share     $  0.14        $  0.12
                                        =======        =======


FULLY DILUTED EARNINGS PER SHARE:

Net income on which primary earnings
  per share are based                   $ 2,160        $ 1,876

  Add:
   Interest and fees on convertible
   subordinated debt, net of
   applicable income taxes                  442            467
                                        -------        -------

Net income on which fully diluted
  earnings per share are based          $ 2,602        $ 2,343
                                        =======        =======
Weighted average number of common
  shares used in calculating
  fully diluted earnings per share       15,866         15,803

   Shares assumed upon conversion
   of convertible debt, using the
   "if converted" method                    893            893
                                        -------        -------

     Weighted average number of shares
     used in calculating fully diluted
     earnings per share                  16,759         16,696
                                        =======        =======

Fully diluted net income
per common share                        $  0.14        $  0.12
                                        =======        =======


NOTE:In anticipation of the 6 3/8% Convertible Subordinated Debenture's dilutive effect in the fourth quarter, fully diluted earnings per share reflects the weighted average number of common shares outstanding under the "if converted" method which assumes conversion as of the bond issuance date of the Debentures. Since the "if converted" method had the effect of increasing fully diluted earnings per share (anti-dilutive) for the three months ended April 30, 1995 and 1994, primary earnings per share was used for financial statement presentation purposes.